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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the captions "Summary Financial and Operating Data" and "Experts" and to the use of our report dated February 13, 1997, in Amendment No. 1 to the Registration Statement (Form S-3, No. 333-36799) and related Prospectus of Orthodontic Centers of America, Inc. for the registration of 5,980,000 shares of its common stock and to the incorporation by reference therein of our report dated February 13, 1997, with respect to the consolidated financial statements of Orthodontic Centers of America, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

New Orleans, Louisiana

October 7, 1997